EXHIBIT 99.1
Replidyne contact:
Sabrina B. Oei
Dir. Investor & Public Relations
T: (303) 996-5535
Replidyne Announces Second Quarter 2008 Results from Operations
Louisville, CO, August 5, 2008 – Replidyne, Inc. (Nasdaq: RDYN) today announced its financial results for the second quarter and six months ended June 30, 2008.
Replidyne reported a net loss of $18.7 million for the quarter ended June 30, 2008, or a net loss per basic and diluted common share of $0.69 per share, compared to net income of $45.5 million, or $1.71 per basic common share or $1.65 per common share on a fully diluted basis, for the second quarter ended June 30, 2007. Replidyne reported a net loss of $27.7 million for the six months ended June 30, 2008, or a net loss per basic and diluted common share of $1.02 per share, compared to net income of $36.9 million, or $1.39 per basic common share or $1.34 per common share on a fully diluted basis, for the six months ended June 30, 2007. Net income for the second quarter and six months ended June 30, 2007 was due to revenue recognized upon termination of the Company’s former commercialization and collaboration agreement for faropenem medoxomil (faropenem) with Forest Laboratories that ended in May 2007 resulting in the one-time recognition of previously deferred revenue. Cash, cash equivalents and short-term investments at June 30, 2008 totaled $64.7 million.
“This second quarter we have taken several direct actions to structure our operations to conserve our cash position,” said Kenneth J. Collins, Replidyne’s President and CEO. “These actions have included the difficult decisions to return the faropenem license to the licensor, conclude our development efforts on the faropenem program and restructure our workforce. We believe these actions were important steps in our effort to conclude our ongoing strategic alternatives process.”
During the second quarter of 2008, Replidyne announced that it had decided to terminate its license agreement with Asubio Pharma Co., Ltd. (Asubio Pharma) for faropenem. In conjunction with this decision, Replidyne also announced that it had terminated its supply agreement with Asubio Pharma and Nippon Soda Co., Ltd. (Nippon Soda) for production of faropenem. As a result, the Company recorded research and development expense of $4.2 million in the quarter, comprising a license termination fee of $3.6 million to Asubio Pharma and reimbursement of engineering costs of $0.6 million to Nippon Soda in accordance with the terms of the agreements. Replidyne also paid Nippon Soda $0.9 million for delay compensation under the supply agreement, which had been recorded in 2007.
In April 2008, Replidyne announced it had discontinued enrollment in a placebo-controlled phase III clinical trial testing faropenem in patients with acute exacerbation of chronic bronchitis (AECB) and restructured its operations. In June 2008, Replidyne further restructured its operations. As a result of these actions the Company has reduced its headcount by 23 employees and incurred approximately $2.5 million of related expense, comprising $2.1 million of employee severance expenses and $0.4 million of expenses related to closure of its facility in Milford, Connecticut.
Research and development expenses in the second quarter of 2008 were $14.4 million compared to $8.4 million in the corresponding quarter of 2007. Faropenem related expense in the quarter totaled $10.5 including $4.2 million for the termination of the faropenem license with Asubio Pharma and related reimbursement of engineering costs to Nippon Soda and costs for patient monitoring and data base analysis required for the Phase III study testing faropenem in patients with AECB that was discontinued in April 2008. Replidyne will incur further expense related to this clinical trial to complete required patient monitoring and data base analysis until the final clinical report is filed with the U.S. Food and Drug Administration, which is expected during the third quarter of 2008. Also related to faropenem, Replidyne recorded $2.7 million of research and development expense related to future decontamination of the MEDA Manufacturing GmbH (MEDA Manufacturing) facility in Germany that had previously manufactured 300 mg tablets of faropenem based on MEDA Manufacturing’s communicated intention to decontaminate the facility. Replidyne believes that following receipt of documented decontamination expenses from MEDA Manufacturing these expenses are to be reimbursed by Forest Laboratories under the terms of its former collaboration agreement. Additionally, research and development expense included increased costs for preclinical activities associated with Replidyne’s discovery research programs, primarily the C. difficile and DNA replication inhibition programs, offset by decreased expense related to the REP8839 program that was suspended in December 2007.
Sales, general and administrative expenses for the second quarter of 2008 were $4.7 million compared to $3.3 million in the second quarter of 2007. Replidyne recorded $1.7 million in the second quarter of 2008 as the estimate of the outcome, within a range of possible outcomes, from its pending arbitration with MEDA Manufacturing. This increase was partially offset by decreases in expenses following restructuring actions implemented in the fourth quarter of 2007 to reduce commercial and general and administrative headcount.
Investment income and other net for the second quarter of 2008 was $0.4 million compared to $1.5 million for the second quarter of 2007, primarily reflecting lower cash balances available for investment in the 2008 period.
Replidyne did not report any revenue in the second quarter of 2008. Revenue for the second quarter of 2007 was $55.6 million. Under a February 2006 commercialization and collaboration agreement with Forest Laboratories that terminated on May 7, 2007, Replidyne received non-refundable upfront and milestone payments totaling $60 million that were being recognized as revenue on a straight-line basis over approximately 15 years in accordance with Replidyne’s revenue recognition policy. Upon termination, the balance of unamortized upfront and milestone payments of $55.2 million was fully recognized as revenue in the second quarter of 2007. In addition, during the second quarter of 2007 the Company recognized $0.4 million in contract revenue for funded activity through May 7, 2007 under the agreement.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, and in-licensing innovative anti-infective products. Replidyne’s lead program is an investigational antibacterial agent REP3123 that targets Gram-positive Clostridium difficile (C. difficile) bacteria and C. difficile Infection (CDI). Replidyne is pursuing the development of other novel anti-infective programs based on its DNA replication inhibition technology and its in-house discovery research. The Company’s operating strategy is directed to pursuing strategic alternatives that include the merger or acquisition of some or all of its assets, and could reduce or change its current focus on the development of anti-infective product candidates.
Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the outcome of the Company’s strategic alternatives process; resolution by the Company of the matters raised in the Warning Letter received from the FDA in January 2008; the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s most recent Form 10-K filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.

REPLIDYNE, INC.
CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$40,746	$43,969
Short-term investments	23,970	46,297
Prepaid expenses and other current assets	1,177	2,429

Total current assets	65,893	92,695

Property and equipment, net	1,105	1,905
Other assets	80	90

Total assets	$67,078	$94,690

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$12,201	$12,255

Total current liabilities	12,201	12,255

Other long-term liabilities	—	31

Total liabilities	12,201	12,286

Commitments and contingencies

Stockholders’ equity	54,877	82,404

Total liabilities and stockholders’ equity	$67,078	$94,690

REPLIDYNE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue	$—	$55,647	$—	$58,571

Costs and expenses:

Research and development	14,444	8,364	22,062	17,811

Sales, general and administrative	4,666	3,280	6,619	6,815

Total costs and expenses	19,110	11,644	28,681	24,626

Income (loss) from operations	(19,110)	44,003	(28,681)	33,945

Investment income and other, net	380	1,487	992	2,993

Net income (loss)	$(18,730)	$45,490	$(27,689)	$36,938

Net income (loss) per share — basic	$(0.69)	$1.71	$(1.02)	$1.39

Net income (loss) per share — diluted	$(0.69)	$1.65	$(1.02)	$1.34

Weighted average common shares outstanding — basic	27,029	26,677	27,022	26,649

Weighted average common shares outstanding — diluted	27,029	27,651	27,022	27,612

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